                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                          SEAGATE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as specified in its charter)

                                          SEAGATE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                   (Name of person(s) filing proxy statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
          ----------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:
          ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
          Rule 0-11: (A)
     (4)  Proposed maximum aggregate value of transaction:
          ----------------------------------------------------------------------
------------------------
(A) Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                            SEAGATE TECHNOLOGY, INC.
                               -----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 26, 1995

TO THE SHAREHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of SEAGATE TECHNOLOGY, INC. (the "Company"), a Delaware corporation, will be held on Thursday, October 26, 1995 at 10:00 a.m., local time, at Seascape Resort & Conference Center, One Seascape Resort Drive, Aptos, California 95003 for the following purposes:

        1. To elect directors to serve for the ensuing year and until their successors are elected.

        2. To approve an amendment to the 1991 Incentive Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 6,000,000.

        3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 28, 1996.

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only shareholders of record at the close of business on September 1, 1995 are entitled to notice of and to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                          Sincerely,
                                          Donald L. Waite
                                          Secretary
Scotts Valley, California
September 21, 1995

                            YOUR VOTE IS IMPORTANT.
             IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING,
        YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
        AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                            SEAGATE TECHNOLOGY, INC.
                            ------------------------

                                PROXY STATEMENT
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited on behalf of SEAGATE TECHNOLOGY, INC. (the "Company") for use at the Annual Meeting of Shareholders to be held Thursday, October 26, 1995 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Seascape Resort & Conference Center, One Seascape Resort Drive, Aptos, California 95003. The Company's principal executive offices are located at 920 Disc Drive, Scotts Valley, California 95066, and its telephone number at that location is (408) 438-6550.

    These proxy solicitation materials and the Annual Report to Shareholders for the fiscal year ended June 30, 1995, including financial statements, were first mailed on or about September 21, 1995 to all shareholders entitled to vote at the meeting.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

    Shareholders of record at the close of business on September 1, 1995 are entitled to notice of and to vote at the meeting. The Company has one series of Common Shares outstanding, designated Common Stock, $.01 par value. At the record date, 72,637,095 shares of the Company's Common Stock were issued and outstanding. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

    Every shareholder voting for the election of directors (Proposal One) may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than seven (7) candidates. However, no shareholder shall be entitled to cumulate votes for any individual unless such individual's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote. A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in establishing the quorum.

    The cost of soliciting votes will be borne by the Company. The Company has retained Corporate Investor Communications, Inc. to provide proxy solicitation services in connection with the meeting at an estimated cost of $5,500. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of September 1, 1995 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the

Company, (iii) each of the executive officers named in the table under "Executive Compensation and Other Matters -- Executive Compensation -- Summary Compensation Table" and (iv) all directors and executive officers as a group:

                                                                                                       APPROXIMATE
                                                                                       COMMON STOCK   PERCENT OWNED
NAME                                                                                      OWNED            (1)
------------------------------------------------------------------------------------  --------------  -------------
FMR Corp (2)........................................................................     10,906,050          15.0%
  82 Devonshire St.
  Boston, MA 02109
The Capital Group (3)...............................................................      6,355,000           8.7%
  333 South Hope Street
  Los Angeles, CA 90071
Alan F. Shugart (4).................................................................        386,016         *
Robert A. Kleist (5)................................................................         90,973         *
Kenneth E. Haughton (5).............................................................         36,864         *
Laurel L. Wilkening (6).............................................................         23,957         *
Thomas P. Stafford (7)..............................................................         14,582         *
Lawrence Perlman (7)................................................................         11,249         *
Gary B. Filler (7)..................................................................          7,166         *
Bernardo A. Carballo (7)............................................................         95,375         *
Donald L. Waite (8).................................................................         65,513         *
Ronald D. Verdoorn (9)..............................................................         37,313         *
Brendan C. Hegarty (10).............................................................         10,614         *
All directors and executive officers as a group (15 persons) (11)...................        948,460           1.3%

------------------------
*    Less than 1%
(1) Applicable percentage of ownership is based on 72,637,095 shares of Common Stock outstanding as of September 1, 1995 together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after September 1, 1995 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Reflects ownership as of December 31, 1994 based upon information obtained from a Schedule 13G dated February 10, 1995, as filed with the Securities and Exchange Commission. Represents shares beneficially owned by (i) FMR Corp. through its wholly-owned subsidiaries Fidelity Management & Research Company, a registered investment advisor ("Fidelity"), and Fidelity Management Trust Company, a "bank" under the Securities Exchange Act of 1934 ("FMTC"); (ii) certain investment companies (including the Fidelity Magellan Fund) for which Fidelity serves as an investment advisor (the "Funds"); (iii) certain institutional accounts for which FMTC serves as an investment manager (the "Institutional Accounts"); and (iv) Edward C. Johnson 3d, as Chairman of FMR Corp. and through certain members of his family by virtue of their controlling interest as a group of the voting stock of FMR Corp. The Fidelity Magellan Fund is the beneficial owner of 7,269,900 shares, or 10.0% of the outstanding shares of Common Stock as of September 1, 1995. Fidelity is the beneficial owner of 10,765,600 shares, or 14.8% of the outstanding shares of Common Stock as of September 1, 1995. Mr. Johnson and FMR Corp., through control of Fidelity and the Funds, each has sole dispositive power of 10,765,600 shares owned by the Funds. Neither FMR Corp. nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of these shares under written guidelines established by the Funds' Board of Trustees. FMTC is the beneficial owner of 140,450 shares, or 0.2% of the outstanding shares of Common Stock as of September 1, 1995. FMR Corp., through its control of FMTC, has sole dispositive power over 140,450 shares and no power to vote or direct voting of the 140,450 shares owned by the Institutional Accounts.
(3) Reflects ownership as of June 30, 1995 as reported on Form 13F filed with the Securities and Exchange Commission by Capital Research and Management Company and Capital Guardian Trust. The Company does not have knowledge as to where dispositive or voting power with respect to such shares resides.
(4) Includes 60,000 shares of Common Stock which may be acquired within 60 days after September 1, 1995 through the exercise of stock options.
(5) Includes 24,164 shares of Common Stock which may be acquired within 60 days after September 1, 1995 through the exercise of stock options.
(6) Includes 23,757 shares of Common Stock which may be acquired within 60 days after September 1, 1995 through the exercise of stock options.

(7)  Represents  shares of  Common Stock  which may  be acquired  within 60 days after September 1, 1995 through the exercise of stock options.
(8)  Includes 48,400 shares of Common Stock which may be acquired within 60 days after September 1,  1995 through the  exercise of stock  options and  2,941 shares  of Common  Stock issuable upon  conversion of the  Company's 6 3/4%
     Convertible Subordinated Debentures.
(9)  Includes 30,000 shares of Common Stock which may be acquired within 60 days after September 1, 1995 through the exercise of stock options.
(10) Includes 10,000 shares of Common Stock which may be acquired within 60 days after September 1, 1995 through the exercise of stock options.
(11) Includes 511,132 shares  of Common Stock  which may be  acquired within  60 days  after September  1, 1995  through the  exercise of  stock options and
     2,941 shares  of Common  Stock issuable  upon conversion  of the  Company's
     6 3/4% Convertible Subordinated Debentures.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    Proposals of shareholders which are intended to be presented by such shareholders at the Company's 1996 Annual Meeting must be received by the Secretary of the Company at the Company's principal executive offices no later than May 24, 1996 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS

GENERAL

    A board of seven (7) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's seven (7) nominees named below, all of whom are presently directors of the Company. In the event that any Management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

VOTE REQUIRED

    If a quorum is present and voting, the seven nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes are not counted in the election of directors.

NOMINEES

    The names of the nominees, each of whom is currently a director of the Company, and certain information about them are set forth below:

                                                                                                                  DIRECTOR
NAME OF NOMINEE                                AGE                       PRINCIPAL OCCUPATION                       SINCE
-----------------------------------------      ---      -------------------------------------------------------  -----------
Alan F. Shugart..........................          64   President, Chief Executive Officer and Chairman of the         1979
                                                         Board of Directors of the Company
Gary B. Filler...........................          54   Senior Vice President and Chief Financial Officer of           1985
                                                         Diamond Multimedia Systems, Inc. (multimedia and
                                                         graphics company)
Kenneth E. Haughton......................          67   Consultant, Engineering                                        1986
Robert A. Kleist.........................          67   President, Chief Executive Officer and a Director of           1981
                                                         Printronix, Inc. (computer printer manufacturer)
Lawrence Perlman.........................          57   Chairman of the Board of Directors and Chief Executive         1989
                                                         Officer of Ceridian Corp. (formerly Control Data
                                                         Corporation) (information services and defense
                                                         electronics company)
Thomas P. Stafford.......................          64   Vice Chairman of Stafford, Burke and Hecker, Inc. (a           1988
                                                         consulting firm)
Laurel L. Wilkening......................          50   Chancellor, University of California, Irvine                   1993

    Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any director or executive officer of the Company.

    Mr. Shugart has been President of the Company since September 1991 and has been Chief Executive Officer since the Company's inception in 1979. Mr. Shugart also served as Chief Operating Officer of the Company from September 1991 until March 1995. In addition, Mr. Shugart served as Chairman of the Board of Directors of the Company from inception until September 1991 and was reappointed Chairman of the Board of Directors in October 1992. Mr. Shugart is currently a Director of Valence Technology, Inc. and SanDisk Corporation.

    Mr. Filler has been Senior Vice President and Chief Financial Officer of Diamond Multimedia Systems, Inc. since January 1995. From February 1994 until June 1994 he served as Executive Vice President and Chief Financial Officer of ASK Group, Inc., a computer systems company. From June 1993 to January 1994, Mr. Filler was a business consultant and private investor. Mr. Filler was Chairman of the Board of Directors of the Company from September 1991 until October 1992. From October 1990 until September 1991, Mr. Filler served as Vice Chairman of the Board of Directors of the Company.

    Dr. Haughton was Vice President of Engineering of DaVinci Graphics, a computer plotter manufacturer, from May 1990 to August 1991. Dr. Haughton is also a director of Solectron Corporation.

    Mr. Perlman was appointed Chairman of the Board of Directors of Ceridian Corp. in November 1992. Mr. Perlman previously held several executive positions at Control Data Corporation including Chairman of the Board of Directors and Chief Executive Officer of Imprimis Technology Incorporated ("Imprimis"). Mr. Perlman is also a Director of Inter-Regional Financial Group, Inc., Computer Network Technology Corporation, Valspar Corporation, Bio-vascular, Inc. and Kmart Corporation.

    General Stafford, a former astronaut, also serves as Director of Allied-Signal Corporation, Pacific Scientific, Inc., Tremont, Inc., CMI, Inc., Fisher Scientific International, Inc., Wackenhut, Inc., Wheelabrator Technologies, Inc., and Tracor, Inc.

    Dr. Wilkening has served as Chancellor of the University of California, Irvine since July 1993. From September 1988 to June 1993 she was Provost and Vice President of Academic Affairs at the University of Washington. From May 1991 to January 1993, Dr. Wilkening also served as Chair of the Space Policy Advisory Board of the National Space Council.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of thirteen meetings during fiscal 1995. No director attended fewer than 75% of the meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has an Audit Committee, an Executive Personnel and Organization Committee, a Strategic Planning Committee and a Stock Option Committee.

    The Audit Committee, which consisted of directors Filler, Wilkening and Haughton during fiscal 1995, met twice during the fiscal year. The Audit Committee reviews and approves the scope of the audit performed by the Company's independent auditors as well as the Company's accounting principles and internal accounting controls. In fiscal 1995 the Board of Directors as a whole recommended engagement of the Company's independent auditors.

    The Executive Personnel and Organization Committee, which consisted of directors Kleist, Stafford and Perlman during fiscal 1995, met four times during the fiscal year. This Committee reviews the organization of senior management, including succession planning, recommends to the Board of Directors candidates for nomination to the Board, administers the Company's stock option and stock purchase plans and reviews and approves the Company's compensation policies and distributions to officers under the Company's Performance-Based Executive Compensation Plan. The Executive Personnel and Organization Committee will consider nominees to the Board of Directors recommended by shareholders. Shareholders making such recommendations should follow the procedures outlined above under "Information Concerning Solicitation and Voting -- Shareholder Proposals to be Presented at Next Annual Meeting."

    The Strategic Planning Committee, which consists of directors Filler, Perlman and Shugart was appointed in October 1994. This committee reviews the strategic planning process of the Company. The Strategic Planning Committee did not meet during fiscal 1995.

    The Stock Option Committee, which consists of directors Perlman and Shugart, was appointed in August 1995. This Committee reviews and approves stock option grants to non-officer employees. Prior to August 1995 all stock option grants were reviewed and approved by the Executive Personnel and Organization Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1995, Mr. Shugart, Chairman, President and Chief Executive Officer of the Company, participated in deliberations of the Executive Personnel and Organization Committee concerning executive compensation, other than deliberations concerning his own compensation.

                                  PROPOSAL TWO
                 AMENDMENT TO 1991 INCENTIVE STOCK OPTION PLAN
                TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                        RESERVED FOR ISSUANCE THEREUNDER

    At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1991 Incentive Stock Option Plan (the "1991 Plan"), to increase the number of shares of Common Stock reserved for issuance thereunder by 6,000,000. In 1993 the shareholders approved an amendment to the 1991 Plan to increase the number of shares reserved for issuance thereunder by 6,000,000. The adoption of the 1991 Plan was approved by the Board of Directors in August 1991 and by the shareholders in October 1991. As of September 1, 1995, options to purchase an aggregate of 7,290,196 shares were outstanding and 1,135,532 shares (exclusive of the 6,000,000 shares subject to shareholder approval at this Annual Meeting) were available for future grant. In addition, 2,574,272 shares had been purchased pursuant to the exercise of stock options granted under the 1991 Plan. The 1991 Plan authorizes the Board of Directors to grant stock options to eligible employees and consultants of the Company. The 1991 Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business. The Board of Directors believes that the remaining shares available for grant under the 1991 Plan are insufficient to accomplish these purposes.

    The Board of Directors has established informal guidelines for the annual grant of options to employees whereby the total shares of Common Stock subject to options granted in any fiscal year, net of cancellations, will not exceed 3% of a number based on a formula derived from a modified calculation of the shares used in the calculation of fully-diluted earnings per share as of the beginning of each fiscal year. Based upon this formula, such informal guidelines would result in option grants of approximately 2,800,000 shares per year. As such, the Board of Directors currently expects that the 6,000,000 additional shares of Common Stock subject to shareholder approval at this Annual Meeting will be sufficient to provide for option grants for approximately the next two fiscal years.

VOTE REQUIRED

    The affirmative vote of not less than a majority of the Common Stock represented either in person or by proxy and entitled to vote at the meeting will be required to approve the amendment to the 1991 Plan. An abstention would thus have the effect of a vote against Proposal Two and a broker non-vote would have no effect on the outcome.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1991 PLAN.

    The essential features of the 1991 Plan are outlined below.

PURPOSE

    The purposes of the 1991 Plan are to attract, retain and motivate the most qualified personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

    The 1991 Plan provides for administration by the Board of Directors of the Company or by a committee of the Board (for the purposes of this plan description, "Board" shall mean either the Board or a committee appointed by the Board). All questions of interpretation or application of the 1991 Plan are determined in the sole discretion of the Board, and its decisions are final and binding upon all participants. Members of the Board receive no additional compensation for their services in connection with the administration of the 1991 Plan, although members of the Executive Personnel and Organization Committee and the Stock Option Committee receive fees in connection with their service on such committees. See "Executive Compensation and Other Matters -- Compensation of Directors."

ELIGIBILITY

    The 1991 Plan provides that options may be granted to any employee director, officer, employee or consultant of the Company or any of its designated subsidiaries. Incentive stock options may be granted only to employees (including officers and employee directors). The Board of Directors selects the recipients of awards under the 1991 Plan and determines the number of shares to be subject to each option. The 1991 Plan does not otherwise provide for a maximum nor a minimum number of shares subject to options which may be granted to any one employee. However, there is a limit on the aggregate fair market value of shares subject to all incentive stock options which become exercisable for the first time in any one calendar year.

OPTIONS

    Each option is evidenced by a written stock option agreement between the Company and the optionee and is subject to the terms and conditions listed below, but specific terms may vary:

    (1) EXERCISE OF THE OPTION: The Board of Directors determines when options granted under the 1991 Plan may be exercised. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, a promissory note, an exchange of shares of the Company's Common Stock, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price or such other consideration as determined by the Board of Directors.

    (2) EXERCISE PRICE: The exercise price of options granted under the 1991 Plan is determined by the Board of Directors, but the exercise price of incentive stock options may not be less than 100% of the fair market value of the Company's Common Stock as reported by the New York Stock Exchange on the last market trading day prior to the date of the grant of the option. Although it is currently anticipated that the exercise price of nonstatutory stock options will generally not be less than 100% of the fair market value of the Company's Common Stock on the date of grant, the 1991 Plan provides that the exercise price of nonstatutory stock options may be greater than, equal to or less than the fair market value of a share of Common Stock on the date the option is granted and may be as low as 25% of the fair market value of the Company's Common Stock. The closing sale price of the Company's Common Stock on September 1, 1995 was $43.25.

    (3) TERMINATION OF EMPLOYMENT: The 1991 Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason, other than death or permanent disability, an option may thereafter be exercised (to the extent it was then exercisable) within such time period as is determined by the Board (which shall be no more than 90 days in the case of an incentive stock option), subject to the stated term of the option. If the optionee's employment or consulting relationship with the Company terminates as a result of the optionee's permanent disability, the optionee may exercise an option at any time within six months following the date of such termination (but in no event later than the expiration of the term of the option), but only to the extent that the optionee was entitled to exercise the option on the date of such termination.

    (4) DEATH: If an optionee should die while an employee or a consultant of the Company, the optionee's estate may exercise an option at any time within six months following the date of death (but in no event later than the expiration of the term of the option), but only to the extent that the optionee was entitled to exercise the option on the date of death.

    (5) TERMINATION OF OPTIONS: The terms of options granted under the 1991 Plan may not exceed ten years from the date of grant. However, any incentive stock option granted to an optionee who, immediately before the grant of such option, owned more than 10% of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation, may not have a term of more than five years. No option may be exercised by any person after such expiration.

    (6) NON-TRANSFERABILITY OF OPTIONS: All options are non-transferable by the optionee, other than by will or by the laws of descent and distribution, and during the lifetime of the optionee may be exercised only by such optionee.

    (7) RIGHTS UPON EXERCISE: Until an option has been properly exercised, that is, proper written notice and full payment have been received by the Company, no rights to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock.

    (8) OTHER PROVISIONS: The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1991 Plan as may be determined by the Board of Directors.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

    In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made to the exercise price and number of shares subject to each outstanding option and to the number of shares which have been reserved for issuance under the 1991 Plan. In the event of a proposed dissolution or liquidation of the Company, all outstanding options automatically terminate unless otherwise provided by the Board. The Board of Directors may in such event and in its sole discretion declare that any option shall terminate as of a fixed date and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the option would not otherwise be exercisable. Subject to the change in control provisions described below, in the event of a merger of the Company with another corporation, or the sale of substantially all of the assets of the Company, the 1991 Plan provides that each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board of Directors shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable.

CHANGE OF CONTROL PROVISIONS

    The 1991 Plan provides that in the event of a "Change of Control" of the Company (as defined below) any or all or none of the following acceleration and valuation provisions shall apply, as determined by the Board of Directors in its discretion prior to the Change of Control: (i) all stock options granted under the 1991 Plan outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable; and (ii) to the extent exercisable and vested, the value of all outstanding options, unless otherwise determined by the Board of Directors prior to any Change of Control but at or after the time of grant, will be cashed out at the "Change of Control Price" (as defined below) reduced by the exercise price applicable to such options. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing 50% or more of the combined voting power of the Company, (ii) a transaction approved by the shareholders and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least 50% or more of the combined voting power of the Company, or (iii) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are incumbent directors. The "Change of Control Price" shall be, as determined by the Board, (i) the highest closing sale price of a share of Common Stock as reported by the New York Stock Exchange at any time within the 60 day period immediately preceding the date of determination of the Change of Control Price by the Board or (ii) the highest price paid or offered, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change of Control of the Company at any time within such 60 day period or (iii) such lower price, as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a share of Common Stock.

AMENDMENT AND TERMINATION

    The Board of Directors may amend, alter, suspend or terminate the 1991 Plan at any time or from time to time, but any such amendment, alteration, suspension or termination shall not adversely affect any option then outstanding under the 1991 Plan, without the consent of the holder of the option. In any event, the 1991 Plan will terminate in 2001.

    In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or with Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") (or any other applicable law or regulation), the Company shall obtain shareholder approval of any amendment of the 1991 Plan in such a manner and to such a degree as required.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

    Options granted under the 1991 Plan may be either "incentive stock options", as defined in Section 422 of the Code, or nonstatutory options.

    If an option granted under the 1991 Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after exercise of the option, any gain will be treated as long-term capital gain. Under current law, generally the rate of tax on long-term capital gains is capped at 28%. If the statutory holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain. Capital losses are allowed in full against capital gains plus $3,000 of other income.

    All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon exercise of the option, the optionee will generally recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or Company stock or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option.

    THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF UNITED STATES FEDERAL INCOME TAXATION UPON THE OPTIONEE AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS UNDER THE 1991 PLAN AND DOES NOT PURPORT TO BE COMPLETE. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE MAY RESIDE.

PARTICIPATION IN THE 1991 PLAN

    Although  the  grant  of stock  options  under  the 1991  Plan  to executive officers, including the executive officers named in the Summary Compensation Table, is subject to the discretion of the Board of Directors, the Board has established informal guidelines for future grants to executive officers under the 1991 Plan. Under such guidelines, stock option grants to executive officers will occur on a quarterly basis, with the chief executive officer (Mr. Shugart) receiving options to purchase 30,000 shares per quarter and the other named executive officers (Dr. Hegarty and Messrs. Waite, Verdoorn and Carballo) receiving options to purchase 15,000 shares per quarter. Under such guidelines, all current executive officers as a group will receive options to purchase 135,000 shares per quarter. Such guidelines may be modified by the Board at any time. As of the date of this proxy statement there has been no other determination by the Board of Directors with respect to future awards under the 1991 Plan. Please see "Executive Compensation and Other Matters -- Executive Compensation -- Option Grants in Fiscal 1995" for information with respect to the grant of options to the named executive officers during fiscal 1995. During fiscal 1995, all current executive officers as a group and all other employees as a group were granted options to purchase 455,000 shares and 1,907,611 shares, respectively, pursuant to the 1991 Plan.

                                 PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 28, 1996 and recommends that shareholders vote for ratification of such appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its shareholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

    Ernst & Young LLP has audited the Company's financial statements annually since 1980. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following Summary Compensation Table sets forth certain information regarding the compensation of the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                                                 LONG TERM
                                                                                                COMPENSATION
                                                                                                   AWARDS
                                                                                                ------------
                                                                   ANNUAL COMPENSATION           SECURITIES
                                                             --------------------------------    UNDERLYING
                                                                                 OTHER ANNUAL     OPTIONS
                                                    FISCAL    SALARY             COMPENSATION     GRANTED
NAME AND PRINCIPAL POSITION                          YEAR     ($)(1)   BONUS($)      ($)            (#)
--------------------------------------------------  ------   --------  --------  ------------   ------------
Alan F. Shugart...................................    1995   $600,018  $522,700    $375,724(2)    120,000
 Chairman, President, and Chief                       1994    603,858   334,200     249,564(3)    120,000
 Executive Officer                                    1993    550,000   411,000      --            60,000

Bernardo A. Carballo..............................    1995   $333,078  $373,500    $258,249(4)     45,000
 Executive Vice President,                            1994    329,128   222,600     167,753(5)     40,000
 Sales, Marketing, Product Line Management and        1993    300,019   273,000      --            20,000
 Customer Service

Brendan C. Hegarty................................    1995   $394,238  $373,500    $272,185(4)     45,000
 Executive Vice President and                         1994    365,544   212,000     150,175(6)     40,000
 Chief Operating Officer, Components Group            1993    350,000   273,000      --            20,000

Ronald D. Verdoorn................................    1995   $342,309  $373,500    $260,932(4)     45,000
 Executive Vice President and                         1994    328,932   222,600     241,702(7)     40,000
 Chief Operating Officer, Storage Products Group      1993    300,019   273,000      64,909(8)     20,000

Donald L. Waite...................................    1995   $400,005  $373,500    $257,049(4)     45,000
 Executive Vice President,                            1994    383,447   222,600     163,286(5)     40,000
 Chief Administrative Officer and Chief Financial     1993    357,936   273,000      --            20,000
 Officer

------------------------
(1) Fiscal Year 1994 included 27 bi-weekly pay periods while fiscal years 1993 and 1995 included 26 bi-weekly pay periods.
(2) Includes deferred payments under the Performance-Based Executive Compensation Plan of $348,500.
(3) Includes deferred payments under the Performance-Based Executive Compensation Plan of $222,700.
(4) Includes deferred payments under the Performance-Based Executive Compensation Plan of $248,300.
(5) Includes deferred payments under the Performance-Based Executive Compensation Plan of $148,500.
(6) Includes deferred payments under the Performance-Based Executive Compensation Plan of $141,400.
(7) Includes deferred payments under the Performance-Based Executive Compensation Plan of $148,500 and equalization allowance of $62,592.
(8)  Includes relocation allowance of $59,017.

                          OPTION GRANTS IN FISCAL 1995

    The following table provides information concerning each grant of options to purchase the Company's Common Stock made during fiscal year 1995 to the persons named in the Summary Compensation Table:

                                                                                                              POTENTIAL REALIZABLE
                                                                         INDIVIDUAL GRANTS                      VALUE AT ASSUMED
                                                        ---------------------------------------------------     ANNUAL RATES OF
                                                        NUMBER OF    % OF TOTAL                                      STOCK
                                                        SECURITIES    OPTIONS                                  PRICE APPRECIATION
                                                        UNDERLYING   GRANTED TO                                       FOR
                                                         OPTIONS     EMPLOYEES    EXERCISE OR                    OPTION TERM(1)
                                                         GRANTED     IN FISCAL     BASE PRICE    EXPIRATION   --------------------
NAME                                                      (#)(2)        YEAR      ($/SH)(3)(4)      DATE       5%($)      10%($)
------------------------------------------------------  ----------   ----------   ------------   ----------   --------  ----------
Alan F. Shugart.......................................    30,000        1.24%       $26.813        08/03/04   $505,877  $1,281,991
                                                          30,000        1.24         23.625        10/26/04    445,729   1,129,565
                                                          30,000        1.24         26.375        01/25/05    497,613   1,261,049
                                                          30,000        1.24         33.250        05/03/05    627,322   1,589,758

Bernardo A. Carballo..................................    10,000        0.41%       $26.813        08/03/04   $168,626  $  427,330
                                                          10,000        0.41         23.625        10/26/04    148,576     376,522
                                                          10,000        0.41         26.375        01/25/05    165,871     420,350
                                                          15,000        0.62         33.250        05/03/05    313,661     794,879

Brendan C. Hegarty....................................    10,000        0.41%       $26.813        08/03/04   $168,626  $  427,330
                                                          10,000        0.41         23.625        10/26/04    148,576     376,522
                                                          10,000        0.41         26.375        01/25/05    165,871     420,350
                                                          15,000        0.62         33.250        05/03/05    313,661     794,879

Ronald D. Verdoorn....................................    10,000        0.41%       $26.813        08/03/04   $168,626  $  427,330
                                                          10,000        0.41         23.625        10/26/04    148,576     376,522
                                                          10,000        0.41         26.375        01/25/05    165,871     420,350
                                                          15,000        0.62         33.250        05/03/05    313,661     794,879

Donald L. Waite.......................................    10,000        0.41%       $26.813        08/03/04   $168,626  $  427,330
                                                          10,000        0.41         23.625        10/26/04    148,576     376,522
                                                          10,000        0.41         26.375        01/25/05    165,871     420,350
                                                          15,000        0.62         33.250        05/03/05    313,661     794,879

------------------------
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.
(2) All stock options granted in fiscal year 1995 are exercisable starting one year after the date of grant, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable at the end of each year thereafter, with full vesting occurring on the fourth anniversary of the date of grant. Optionees are permitted, with certain limitations, to exercise stock options as to unvested shares, but Common Stock purchased thereby is subject to repurchase by the Company until such vesting conditions are met. Under the 1991 Incentive Stock Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.
(3) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the New York Stock Exchange on the last trading day prior to the date of grant.
(4) Exercise price and tax withholding obligations may be paid in cash, by delivery of already-owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information regarding the exercise of stock options in the last fiscal year by the persons named in the Summary Compensation Table and the value of options held by such individuals at the end of the fiscal year.

                                                                       NUMBER OF SECURITIES
                                      SHARES                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                     ACQUIRED                       OPTIONS AT FISCAL YEAR END       IN-THE-MONEY OPTIONS
                                        ON                                      (#)               AT FISCAL YEAR END ($)(2)
                                     EXERCISE     VALUE REALIZED    ---------------------------   --------------------------
NAME                                    (#)           ($)(1)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
-----------------------------------  ---------   ----------------   -----------   -------------   -----------  -------------
Alan F. Shugart....................    309,875     $  4,710,000        30,000        318,625       $  510,000     $5,738,828
Bernardo A. Carballo...............     11,500          230,750       102,875        115,625        2,688,156      2,099,838
Brendan C. Hegarty.................    105,000        1,767,734         8,750         85,625          157,812      1,259,838
Ronald D. Verdoorn.................     47,313        1,152,865        20,000        112,994          392,500      2,100,436
Donald L. Waite....................     61,925        1,519,265        38,400         98,700          965,950      1,609,595

------------------------
(1) Market value of the Company's Common Stock at the exercise date minus the exercise price.
(2) Market value of the Company's Common Stock at fiscal year-end minus the exercise price.

EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS

    The Company currently has no employment contracts with any of the executive officers named in the "Summary Compensation Table" above and the Company has no compensatory plan or arrangement with such executive officers where the amount to be paid exceeds $100,000 and which are activated upon resignation, termination or retirement of any such executive officer upon a change of control of the Company. The Company's 1991 Incentive Stock Option Plan (the "1991 Plan") provides that in the event of a "change of control" of the Company, the Board of Directors may, in its discretion, provide that (i) all options granted under the 1991 Plan that are outstanding as of the date of such change of control will become immediately vested and fully exercisable and (ii) to the extent exercisable and vested, the value of all outstanding options, unless otherwise determined by the Board prior to any change of control, will be cashed out at the change of control price reduced by the exercise price applicable to such options.

COMPENSATION OF DIRECTORS

    Non-employee members of the Board of Directors receive an annual retainer of $30,000 and a fee of $3,000 per Board meeting attended (excluding telephonic Board meetings), and $2,000 per Committee meeting attended, if such meeting is on a day other than the day of a meeting of the Board of Directors. Each of the persons serving as the Chairman of the Audit Committee and the Executive Personnel and Organization Committee receives an additional annual retainer of $8,000. Non-employee members of the Strategic Planning Committee receive an annual retainer of $6,000. The Company also reimburses the directors for certain expenses incurred by them in their capacities as directors or in connection with attendance at Board meetings.

    The Company's Directors' Option Plan (the "Directors' Plan") provides for the grant of non-statutory options to purchase shares of the Company's Common Stock to non-employee directors. Under the Directors' Plan the timing of option grants, amount of the grants, exercise price and restrictions on exercise of the options are established in the plan. The exercise price of options granted under the Directors' Plan may not be less than 100% of the fair market value of the Common Stock. The options become exercisable cumulatively for 1/48th of the shares subject to the option at the end of each full month that the optionee remains a director following the date of grant. Options granted under the Director's Plan expire five years from the date of grant and may be exercised only while the optionee is serving as a member of the Company's Board of Directors, within six months after termination by death or disability or within three months after termination as a director except by death or disability. Pursuant to the Directors' Plan, each new non-employee director is granted an option to purchase 40,000 shares of Common Stock upon the date on which such person first becomes a director. On November 1 of each year, each non-employee director is granted an additional option to purchase 10,000 shares of Common Stock; provided, however, that no such additional grant is made to a non-employee director who has received an initial option grant in the preceding six months. On November 1, 1994, each of the non-employee directors, Messrs. Kleist, Filler, Stafford and Perlman and Drs. Haughton and Wilkening was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $25.375 per share.

REPORT OF THE EXECUTIVE PERSONNEL AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Executive Personnel and Organization Committee (the "Committee") of the Board of Directors reviews and approves the Company's executive compensation policies. The Committee invites all members of the Board of Directors to observe its meetings and directors who are not members of the Committee generally do so. The following is the report of the Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended June 30, 1995.

    The Company's executive compensation policies are designed (i) to provide competitive levels of overall compensation in order to attract and retain the most qualified executives in the industry, (ii) to motivate executive officers to achieve the Company's business objectives and (iii) to reward executive officers for their achievements on behalf of the Company. To achieve these goals, the Committee and the Board of Directors have established an executive compensation program primarily consisting of three integrated components -- Base Salary, Performance-Based Awards and Stock Options.

    BASE SALARY. The base salary component of total compensation is designed to compensate executives competitively within the industry and the marketplace. In this regard the Committee considers competitive data obtained from national executive compensation surveys, a given officer's level of responsibility, past performance and historical salary level and input from the Company's senior management. In arriving at fiscal 1995 base salaries, the Committee considered data from three surveys, one of which contained data concerning computer and computer peripheral companies (including one of the seven companies in the "Peer Group" used in the Performance Graph below) and the other two of which contained data concerning a broad set of industries. The Committee, together with an independent outside consultant (Frederick W. Cook & Associates), analyzed survey data for companies of similar revenue size and market capitalization and developed base salary structural guidelines. The Committee established the fiscal 1995 base salaries of the Company's executive officers at the beginning of the fiscal year. The base salary of the Company's executive officers increased by an average of 9.0% of the base salary levels in fiscal 1994. In making salary decisions, the Committee exercised its discretion and judgment based on all of the factors described above and, although the Committee generally targets base salary levels at the 50th percentile of the survey data, no specific formula was applied to determine the weight of each of the factors.

    The Chief Executive Officer's (the "CEO") base salary for fiscal 1995 was $600,000. It is the Company's policy to review the base salaries of its executive officers, including the CEO, on a periodic basis, generally a period of 18 to 24 months. The CEO's base salary was reviewed and adjusted in fiscal 1994, but was not reviewed in fiscal 1995 and therefore remained unchanged from the prior fiscal year.

    PERFORMANCE-BASED AWARDS. All executive officers, including the CEO, participate in the Company's Performance-Based Executive Compensation Plan (the "Plan"). The Plan compensates executive officers in the form of quarterly awards. Awards under the Plan are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company and the individual contribution of each executive officer. Awards under the Plan, including the CEO's, are contingent upon attainment of specific Company profitability performance objectives as measured by the Company's computation of a return on assets ("ROA"), with the performance objectives established by the Committee early in the fiscal year. The actual payout of each quarterly award varies with Company performance such that above-average performance results in above-average compensation and below-average performance results in below-average compensation. In addition, consideration is given to the relative contribution of each individual within the executive group in attainment of that performance. Under the Plan, 60% of the award is paid in cash. The remaining 40% is deferred and may be used solely, except in the event of the death of the executive, to satisfy a portion of the exercise price of certain stock options granted under the Company's 1991 Incentive Stock Option Plan. As a result, 40% of each award earned is at risk to the executive officer until stock options held by such executive officer vest and are exercised. If a participant's employment with the Company is terminated prior to the end of a fiscal quarter, other than by death of the executive, the Plan provides that he or she shall not be eligible for an award for that fiscal quarter and any deferred accumulated awards relating to unvested stock options are forfeited. In fiscal 1995, the awards under the Plan represented approximately 59% of the CEO's total cash compensation, including deferred awards, and ranged from 61% to 67% of the total cash compensation, including deferred awards, of the other executive officers. The Company's fiscal 1995 results were judged by the Committee to be excellent. The Company experienced an earnings increase of 15.5%. Based upon the Company's earnings performance during fiscal 1995, and the executive officers' individual contributions, awards under the Plan were made to executive officers, including the CEO, in each of the four fiscal quarters. The CEO's individual contributions to the Company were his leadership role in establishing and retaining a strong management team, his strategic focus on the business to position it for growth and diversification, and his work in communicating the Company's vision, strategy and performance throughout the Company.

    The Committee believes that the Performance-Based Executive Compensation Plan provides an excellent link between the Company's earnings performance and the incentives paid to executives.

    STOCK OPTIONS. The grant of stock options to executive officers creates a direct link between compensation and long-term increases in shareholder value. The Committee believes that stock option grants provide an incentive that focuses the executive officers' attention on managing the Company from the perspective of an owner with an equity stake in the business. Options are subject to vesting provisions to encourage executive officers to remain employed with the Company. With respect to executive officers, stock option grants normally occur on a quarterly basis. The size of each option grant is based upon the executive officer's responsibilities, relative position with the Company and the Committee's judgment with respect to the executive's impact on shareholder value. During fiscal 1995, the CEO received four quarterly stock option grants of 30,000 shares, one executive officer received four quarterly grants of 7,000 shares, three executive officers received four quarterly grants of 10,000 shares each and the remaining executive officers received three quarterly grants of 10,000 shares and one quarterly grant of 15,000 shares each.

    IMPACT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's executive officers. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. In general, it is the Company's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws. As a result, the Committee submitted the Performance-Based Executive Compensation Plan to the shareholders for ratification and obtained approval at the 1994 Annual Meeting of Shareholders in order to qualify for deductibility the compensation realized in connection with payments under this plan. In addition, at the 1993 Annual Meeting of Shareholders, the shareholders approved certain amendments to the 1991 Incentive Stock Option Plan to preserve the Company's ability to deduct the compensation expense relating to stock options granted under such plan.

    In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of
Section 162(m).

                  MEMBERS OF THE EXECUTIVE PERSONNEL AND ORGANIZATION COMMITTEE:

                                ROBERT A. KLEIST
                                LAWRENCE PERLMAN
                                THOMAS P. STAFFORD

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the S&P 500 Index (the "S&P 500") and of a peer group constructed by the Company (the "Peer Group") for the period commencing July 1, 1990 and ending on June 30, 1995. The Peer Group is composed of Conner Peripherals, Inc., Komag, Inc., Maxtor Corporation, Micropolis Corporation, Quantum Corporation, Read-Rite Corporation and Western Digital Corporation. Returns for the Peer Group are weighted based on market capitalization at the beginning of each fiscal year.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              SEAGATE TECHNOLOGY, INC.        PEER GROUP      S & P 500
Jun-90         100                             100             100
Jun-91          53                              56             107
Jun-92         105                              69             122
Jun-93         112                              46             138
Jun-94         140                              58             140
Jun-95         280                              98             177

------------------------
(1) The graph assumes that $100 was invested on July 1, 1990 in the Company's Common Stock and in the S&P 500 and Peer Group, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

(2) The Company operates on a 52/53 week fiscal year which ends on the Friday closest to June 30. Accordingly the last trading day of the Company's fiscal year may vary. For consistent presentation and comparison to the S&P 500 and Peer Group shown herein, the Company has calculated its stock performance graph assuming a June 30 year end.

    The information contained above under the captions entitled "Report of the Executive Personnel and Organization Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into such filing.

CERTAIN TRANSACTIONS WITH MANAGEMENT

    The Company chartered aviation services from Monterey Airplane Company, a company 100% owned by Alan F. Shugart, Chairman of the Board of Directors, President and Chief Executive Officer, and his wife, during the fiscal year ended June 30, 1995 in the aggregate amount of $1,129,704.

    The Company retained the services of OTI, Inc., a company 19% owned by Thomas P. Stafford, a member of the Board of Directors, during the fiscal year ended June 30, 1995 in the aggregate amount of $3,626,855. OTI, Inc. provides temporary employment personnel.

    The Company believes that the terms of such transactions were no less favorable than those which could be obtained from entities unrelated to the Company.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely in its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the period from July 2, 1994 to June 30, 1995, all filing requirements applicable to its executive officers and directors were complied with.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: September 21, 1995

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                            SEAGATE TECHNOLOGY, INC.

                       1995 ANNUAL MEETING OF SHAREHOLDERS

                                OCTOBER 26, 1995


     The undersigned shareholder of SEAGATE TECHNOLOGY, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated September 21, 1995, and hereby appoints Alan F. Shugart, Gary B. Filler and Robert A. Kleist, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1995 Annual Meeting of Shareholders of SEAGATE TECHNOLOGY, INC. to be held on October 26, 1995 at 10:00 a.m., local time, at Seascape Resort & Conference Center, One Seascape Resort Drive, Aptos, California 95003, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse:

     1.   ELECTION OF DIRECTORS:

          / /  FOR all nominees listed below      / /  WITHHOLD
               (except as indicated)

          IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

          Alan P. Shugart; Robert A. Kleist; Gary B. Filler; Kenneth E Haughton; Thomas P. Stafford; Lawrence Perlman; Laurel L. Wilkening.


     2. PROPOSAL TO APPROVE THE AMENDMENT TO THE 1991 INCENTIVE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE THEREUNDER BY 6,000,000:

          / /  FOR       / /  AGAINST        / /  ABSTAIN


     3. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 1995:

          / /  FOR       / /  AGAINST        / /  ABSTAIN


                   I plan to attend the meeting / /

and, in their discretion, upon such other matter or matters which may properly come before the meeting of any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE 1991 INCENTIVE STOCK OPTION PLAN, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                             Dated : __________________, 1995


                                             --------------------------------
                                                          Signature



                                             --------------------------------
                                                          Signature


(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



                                       -2-